Exhibit 9
ASSIGNMENT AND CONTRIBUTION AGREEMENT
          THIS ASSIGNMENT AND CONTRIBUTION AGREEMENT, dated as of April 13, 2011 (this “Agreement”), is made and entered into by and among Bounty Investments, LLC, a Delaware limited liability company (“Bounty”), DFR Holdings, LLC, a Delaware limited liability company (“Bounty Sub”), Deerfield Capital Corp., a Maryland corporation (the “Company”) and Commercial Industrial Finance Corp, a Delaware corporation (“CIFC”). Bounty, Bounty Sub, the Company and CIFC shall each be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, pursuant to that certain Acquisition and Investment Agreement, dated as of March 22, 2010 (the “Share Acquisition Agreement”), by and among the Company, Bounty and Columbus Nova Credit Investments Management, LLC, a Delaware limited liability company (the “Manager”), Bounty received shares of common stock of the Company (the “Shares”) in exchange for all of the issued and outstanding equity interests of the Manager (the “Share Purchase”);
     WHEREAS, pursuant to that certain Senior Subordinated Convertible Notes Agreement, dated as of March 22, 2010 (the “Note Acquisition Agreement”), by and among the Company, Bounty and certain additional investors, Bounty purchased an aggregate principal amount of US$25,000,000 of the Company’s Senior Subordinated Convertible Notes (the “Notes”, and together with the Shares, the “Securities”) convertible into shares of Common Stock, $0.001 par value per share (the “Note Purchase”, and together with the Share Purchase, the “Securities Purchase Transaction”);
     WHEREAS, in connection with the Securities Purchase Transaction, Bounty later entered into a Registration Rights Agreement, dated as of June 9, 2010, between the Company and Bounty (the “Registration Rights Agreement”) and a Stockholders Agreement, dated as of June 9, 2010, between the Company and Bounty (the “Stockholders Agreement”);
     WHEREAS, in connection with an Agreement and Plan of Merger, dated December 21, 2010 (the “Merger Agreement”) among the Company, Bulls I Acquisition Corporation, a Delaware corporation, Bulls Acquisition LLC, a Delaware limited liability company, CIFC and CIFC Parent Holdings LLC, a Delaware limited liability company (“CIFC Parent”), Bounty entered into a Voting Agreement, dated as of December 21, 2010, between Bounty and CIFC (the “Voting Agreement”), and will enter into an Amended and Restated Registration Rights Agreement, among the Company, Bounty and CIFC Parent, which will amend and restate the Registration Rights Agreement (the “New Registration Rights Agreement”) and an Amended and Restated Stockholders Agreement, among the Company, Bounty and CIFC Parent, which will amend and restate the Stockholders Agreement (the “New Stockholders Agreement”, and together with the Share Acquisition Agreement, the Note, the Note Acquisition Agreement, the Voting Agreement, the Registration Rights Agreement and the New Registration Rights Agreement, the “Bounty Documents”);

     WHEREAS, Bounty Sub is a subsidiary and controlled affiliate of Bounty; and
     WHEREAS, Bounty wishes to contribute the Securities and assign the Bounty Documents to Bounty Sub.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
CONTRIBUTION AND ASSIGNMENT
          Section 1.01 Contribution and Assignment by Bounty. Bounty hereby transfers, assigns, sets over and otherwise conveys to Bounty Sub all of Bounty’s right, title, interest and obligations in and to the Securities as a capital contribution (the “Contribution”) and any and all rights, title, interest and obligations of Bounty pursuant to and under the Bounty Documents; provided, however, that Bounty shall remain responsible for all obligations of Bounty under the Bounty Documents with respect to the period on or prior to the contribution and assignment of the Securities and Bounty Documents pursuant to this Agreement.
          Section 1.02 Acceptance by Bounty Sub. Bounty Sub hereby acknowledges and accepts all of Bounty’s right, title and interest and obligations in and to the Securities and any and all rights, title, interest and obligations of Bounty pursuant to and under the Bounty Documents.
          Section 1.03 Voting Agreement. Pursuant to Section 5.8 of the Voting Agreement, CIFC hereby acknowledges and consents to the assignment of the Voting Agreement from Bounty to Bounty Sub; provided, however, that Bounty shall remain responsible for all obligations of Bounty under the Voting Agreement until the Effective Time (as defined in the Merger Agreement).
          Section 1.04 Bounty Documents. All definitions and references to Bounty or Significant Parent Stockholder in the Merger Agreement or any of the exhibits thereto shall be deemed to include Bounty Sub, and Bounty Sub shall replace Bounty in all final executed versions of New Registration Rights Agreement and New Stockholders Agreement to be entered into in connection with the Closing of the Merger pursuant to the Merger Agreement.
          Section 1.05 Bounty Consent. Pursuant to Section 5.12 of the Stockholder Agreement and Section 8(e) of the Registration Rights Agreement, Bounty hereby consents to (i) the amendment to the Stockholder Agreement in the form of the New Stockholder Agreement and (ii) the amendment to the Registration Rights Agreement in the form of the New Registration Rights Agreement.

          Section 1.06 Wavier of Opinion. The Company hereby provides its written consent to the transfer of the Notes as part of the Contribution without the delivery an opinion of counsel with respect to such transfer.
ARTICLE II
MISCELLANEOUS
          Section 2.01 Further Assurances. Each of the Parties agrees to execute all documents and take all such further actions necessary to evidence the contribution and acceptance of the Securities as may be reasonably requested by the other Party.
          Section 2.02. Governing Law; Venue; Waiver of Trial by Jury. This Agreement shall be governed by and construed, enforced and performed in accordance with the laws of the State of New York, without giving effect to any choice or conflict-of-law provision or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Each of the Parties consents to the exclusive jurisdiction and venue of any state or federal court within New York, New York for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. Each of the Parties accepts, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any objection as to venue, and any defense of forum non conveniens. Each of the Parties waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.
          Section 2.03. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Parties and their successors and permitted assigns any remedy or claim under or by reason of this Agreement or any of the agreements, terms, covenants or conditions hereof and all the agreements, terms, covenants and conditions contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
          Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
          Section 2.05. Amendments. This Agreement may be amended or modified only by a written instrument executed by the Parties.
          Section 2.06. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 2.07. Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on the Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 2.08. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date hereof.

BOUNTY INVESTMENTS, LLC
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

DFR HOLDINGS, LLC
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

COMMERCIAL INDUSTRIAL FINANCE CORP.
By:	/s/ Peter Gleysteen
	Name:	Peter Gleysteen
	Title:	Chief Executive Officer

DEERFIELD CAPITAL CORP.
By:	/s/ Robert Contreras
	Name:	Robert Contreras
	Title:	Senior Vice President, Secretary and General Counsel

CONTRIBUTION AGREEMENT